Exhibit 99.1

PRESS RELEASE

Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information: Kenneth Kay Sr. Executive Vice President and Chief Financial Officer 310.405.8905	Nick Kormeluk Sr. Vice President Investor Relations 949.809.4308	Steve Iaco Sr. Managing Director Corporate Communications 212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS

SECOND QUARTER 2008 REVENUE OF $1.3 BILLION AND EARNINGS PER SHARE OF $0.16

Los Angeles, CA – July 29, 2008 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue of $1.3 billion for the second quarter of 2008, compared with $1.5 billion for the second quarter of 2007.  The Company reported net income of $16.6 million, or $0.08 per diluted share, for the second quarter of 2008, compared with net income of $141.1 million, or $0.59 per diluted share, for the same quarter last year.

Excluding one-time charges(1), the Company would have earned net income(2) of $33.2 million, or $0.16 per diluted share, in the second quarter of 2008 compared with net income of $157.3 million, or $0.66 per diluted share, in the second quarter of 2007.  This decrease was primarily driven by significantly lower sales activity brought about by continued deterioration of the global credit markets, which initially began in the U.S. and has now spread worldwide.  In addition, softer leasing activity due to weakened economic conditions, primarily in the Americas and the U.K., contributed to the decline in results.  The detrimental economic factors which are impacting the capital markets and leasing businesses are also having a depressing effect on the global investment management and development services businesses.  Consequently, the delayed timing of carried interest revenue within our Global Investment Management segment also materially impacted the year-over-year second quarter comparison.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $99.0 million for the second quarter of 2008 compared to $252.2 million for the same quarter last year.

CB Richard Ellis continued to generate significant growth in its outsourcing business activities. Revenue from this business line rose by 29% and accounted for approximately one-third of global revenue – up from approximately 20% in the same period of 2007.  For the first six months of 2008, the Company added 16 new corporate outsourcing clients and expanded its service offering with 16 existing corporate accounts.

“Our second-quarter 2008 results were affected by a notably weakened market environment,” said Brett White, president and chief executive officer of CB Richard Ellis.

“As we had anticipated, the leasing business turned down from the strong first quarter, especially in the Americas and the U.K., reflecting weak economic activity and decreasing business confidence. Investment sales activity remained quite soft due to a broadening of the credit market turmoil and a continuing gap between buyer and seller expectations of property values. Decreased investment volumes have now become evident in all parts of the world.  On the other hand, our outsourcing businesses continued to grow substantially worldwide, reflecting the appeal of our global platform in serving the occupancy needs of corporations and other users.  Overall, the market environment is very challenging, and accordingly, we are taking proactive steps to further decrease expenses to better match reduced revenue expectations.”

Americas Segment Results

Second-quarter revenue for the Americas region, including the U.S., Canada and Latin America, was $785.5 million, compared with $934.0 million for the second quarter of 2007.  The continued strong growth of our outsourcing business was more than offset by the impact of lower sales, appraisal and commercial mortgage brokerage activity brought about by the credit market turmoil as well as reduced leasing activity due to the economic downturn.

Operating income for the Americas region totaled $47.2 million for the second quarter of 2008, compared with $92.2 million for the second quarter of 2007.  The Americas region’s EBITDA totaled $64.2 million for the second quarter of 2008, compared with $116.5 million from last year’s second quarter.  Excluding the impact of one-time items, operating income for the Americas region would have totaled $54.8 million for the second quarter of 2008, as compared to $116.5 million for the second quarter of last year.  The reduction in current year operating income and EBITDA was driven by lower transaction revenues partially offset by increased outsourcing revenues, albeit at lower margins, lower compensation expense and cost reduction efforts.

EMEA Segment Results

Revenue for the EMEA region, which mainly consists of operations in Europe, totaled $299.7 million for the second quarter of 2008, compared with $330.8 million for the second quarter of 2007.  Continued lower sales transaction revenue was partially offset by improvements in other business lines in various countries, including France, Russia and Belgium as well as initial contributions from operations in Romania and Denmark, acquired earlier in 2008.  In addition, we continued to benefit from the strong Euro and British pound sterling against the U.S. dollar.

Operating income for the EMEA segment totaled $27.2 million for the second quarter of 2008, compared with $64.5 million for the same period last year.   EBITDA for the EMEA region totaled $31.4 million for the second quarter of 2008 compared to $67.2 million for last year’s second quarter.  The current year second quarter’s lower operating income and EBITDA is mainly due to a shift in revenue mix from higher margin investment sales and leasing to outsourcing.  In addition, higher compensation and occupancy costs driven by investments in headcount and acquisitions designed to grow and diversify operations in this region impacted the current quarter’s results.

The EMEA segment did not incur any significant one-time costs in the current or prior year quarter.

Asia Pacific Segment Results

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $155.7 million for the second quarter of 2008, a 27.8% increase from $121.8 million for the second quarter of 2007.  This strong revenue increase reflected improved performance in Australia, Singapore and China, as well as contributions from the acquisition of a majority interest in CBRE India during the third quarter of 2007.

Operating income for the Asia Pacific segment was $21.7 million for the second quarter of 2008 compared to $24.6 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $21.8 million for the second quarter of 2008, compared to $23.1 million for last year’s second quarter.  The current year second quarter’s lower operating income and EBITDA is mainly due to a shift in revenue mix from higher margin investment sales to outsourcing, coupled with higher compensation costs due to increased headcount from acquisitions and recruitment.

The Asia Pacific segment did not incur any one-time costs in the current or prior year quarter.

Global Investment Management Segment Results

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $42.7 million for the second quarter of 2008, compared to $83.8 million recorded in the second quarter of 2007.  This segment reported operating income of $0.9 million for the second quarter of 2008, compared with operating income of $28.5 million for the same period last year.  Fees for assets under management increased commensurate with the growth in assets under management.  However, lower results were mainly attributable to the timing of carried interest activity and reduced incentive fees in the U.S.  As compared with the prior year second quarter, revenue recognized from funds liquidating (carried interest revenue) decreased by $24.1 million to $0.4 million, partially offset by lower carried interest incentive compensation of $10.2 million.  EBITDA for this segment was a loss of $15.5 million for the second quarter of 2008, compared with positive EBITDA of $41.1 million in the second quarter of 2007.  This decrease was driven by the lower revenue and carried interest activity previously noted as well as the $11.9 million write-down of two investments attributable to declined market valuations, which is included in the calculation of EBITDA but not in the calculation of operating income.

For the second quarter of 2008, the Company recorded a total of $2.6 million of incentive compensation expense related to carried interest revenue, all of which related to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met.  The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset the $2.6 million of incentive compensation expense recognized.

Total assets under management grew by nearly 16% from year-end 2007 to $43.7 billion at the end of the second quarter, reflecting active fundraising efforts and acquisition programs.

Development Services Segment Results

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $31.2 million for the second quarter of 2008, a 56.7% increase compared to $19.9 million recorded in the second quarter of 2007.  This revenue increase was primarily driven by construction revenue, which also led to a corresponding increase in construction job costs, thereby not translating into increased operating income or EBITDA.

This segment reported an operating loss of $9.1 million for the second quarter of 2008, compared with an operating loss of $11.2 million for the same period last year.  EBITDA for the segment was a loss of $3.0 million for the second quarter of 2008, compared to positive EBITDA of $4.4 million in last year’s second quarter.  EBITDA was impacted by lower equity earnings, which is included in the calculation of EBITDA but not in the calculation of operating loss.  Additional gains from dispositions expected to offset lower equity earnings were deferred from the second quarter of 2008 to future periods.

Development projects in process as of June 30, 2008 totaled $6.2 billion, consistent with year-ago levels and down slightly from year-end 2007. The pipeline inventory stood at $3.7 billion as of June 30, 2008.

Six-Month Results

Revenue was $2.5 billion for the six months ended June 30, 2008, compared to $2.7 billion for the same period last year.  The Company reported net income of $37.0 million, or $0.18 per diluted share, for the six months ended June 30, 2008, compared to net income of $153.1 million, or $0.65 per diluted share, in the same period last year.

Excluding one-time items, the Company would have earned net income of $64.9 million, or $0.31 per diluted share, for the six months ended June 30, 2008, compared to net income of $222.3 million, or $0.94 per diluted share, for the six months ended June 30, 2007.

EBITDA was $187.5 million for the six months ended June 30, 2008, compared to $336.5 million in the same period last year.

Conference Call Details

The Company’s second-quarter earnings conference call will be held on Wednesday, July 30, 2008 at 10:30 a.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 888-276-0005 for U.S. callers and 612-332-0725 for international callers.  A replay of the call will be available starting at 2:00 p.m. EDT on July 30, 2008 and ending at midnight EDT on August 13, 2008. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 953524.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2007 revenue). With over 29,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage brokerage; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis is the only commercial real estate services company named one of the 50 “best in class” companies by BusinessWeek, and was also named one of the 100 fastest growing companies by Fortune.   Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our momentum in 2008, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; any general economic slow-down or recession in any of our principal operating regions; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; our levels of borrowing; our ability to reduce expenditures to help offset lower revenues; and the integration of our acquisitions and the level of synergy savings achieved as a result.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2007 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions, loss on trading securities acquired in the Trammell Crow Company acquisition and write-down of impaired investments.

(2)A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3)The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business lines and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$1,314,873	$1,490,363	$2,545,798	$2,704,324

Costs and expenses:
Cost of services	737,205	791,605	1,441,651	1,441,278
Operating, administrative and other	468,839	469,754	901,184	881,691
Depreciation and amortization	25,022	27,511	48,824	54,879
Merger-related charges	—	2,877	—	34,732
Total costs and expenses	1,231,066	1,291,747	2,391,659	2,412,580

Gain on disposition of real estate	4,042	—	4,042	—

Operating income	87,849	198,616	158,181	291,744
Equity(loss) income from unconsolidated subsidiaries	(11,752)	25,915	(22,514)	30,164
Minority interest (income) expense	(2,482)	(165)	(7,607)	2,735
Other loss	4,607	—	4,607	37,534
Interest income	4,481	5,972	9,707	12,985
Interest expense	41,560	42,173	84,565	84,155

Income before provision for income taxes	36,893	188,495	63,809	210,469
Provision for income taxes	20,330	47,360	26,792	57,357

Net income	$16,563	$141,135	$37,017	$153,112

Basic income per share	$0.08	$0.61	$0.18	$0.67
Weighted average shares outstanding for basic income per share	203,435,495	230,543,095	203,273,086	230,105,706

Diluted income per share	$0.08	$0.59	$0.18	$0.65
Weighted average shares outstanding for diluted income per share	208,388,563	237,475,584	208,059,701	237,206,344

EBITDA	$98,994	$252,207	$187,491	$336,518

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Americas
Revenue	$785,478	$934,018	$1,569,002	$1,725,903
Costs and expenses:
Cost of services	487,655	568,895	972,023	1,049,787
Operating, administrative and other	235,003	250,887	457,458	489,335
Depreciation and amortization	15,661	19,143	29,969	38,214
Merger-related charges	—	2,877	—	34,732
Operating income	$47,159	$92,216	$109,552	$113,835
EBITDA	$64,195	$116,524	$130,480	$123,673

EMEA
Revenue	$299,738	$330,813	$542,499	$556,166
Costs and expenses:
Cost of services	162,968	167,605	305,005	287,202
Operating, administrative and other	105,776	95,590	195,285	164,761
Depreciation and amortization	3,750	3,129	6,985	6,078
Operating income	$27,244	$64,489	$35,224	$98,125
EBITDA	$31,441	$67,179	$43,112	$103,945

Asia Pacific
Revenue	$155,667	$121,760	$293,099	$215,762
Costs and expenses:
Cost of services	86,582	55,105	164,623	104,289
Operating, administrative and other	45,550	40,461	90,871	73,911
Depreciation and amortization	1,872	1,596	3,625	3,028
Operating income	$21,663	$24,598	$33,980	$34,534
EBITDA	$21,828	$23,058	$35,510	$32,556

Global Investment Management
Revenue	$42,746	$83,838	$82,235	$169,428
Costs and expenses:
Operating, administrative and other	40,997	54,648	81,791	100,951
Depreciation and amortization	848	652	1,647	1,272
Operating income (loss)	$901	$28,538	$(1,203)	$67,205
EBITDA	$(15,470)	$41,086	$(16,845)	$80,020

Development Services
Revenue	$31,244	$19,934	$58,963	$37,065
Costs and expenses:
Operating, administrative and other	41,513	28,168	75,779	52,733
Depreciation and amortization	2,891	2,991	6,598	6,287
Gain on disposition of real estate	4,042	—	4,042	—
Operating loss	$(9,118)	$(11,225)	$(19,372)	$(21,955)

EBITDA	$(3,000)	$4,360	$(4,766)	$(3,676)

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net income	$16,563	$141,135	$37,017	$153,112
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	2,515	6,055	4,264	12,456
Integration costs related to acquisitions, net of tax	2,168	7,780	5,461	15,054
Write-down of impaired investments, net of tax	11,957	—	18,167	—
Loss on sale of trading securities acquired in the Trammell Crow Company acquisition, net of tax	—	289	—	20,520
Merger-related charges, net of tax	—	2,074	—	21,187
Net income, as adjusted	$33,203	$157,333	$64,909	$222,329

Diluted income per share, as adjusted	$0.16	$0.66	$0.31	$0.94

Weighted average shares outstanding for diluted income per share	208,388,563	237,475,584	208,059,701	237,206,344

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net income	$16,563	$141,135	$37,017	$153,112
Add:
Depreciation and amortization	25,022	27,511	48,824	54,879
Interest expense	41,560	42,173	84,565	84,155
Provision for income taxes	20,330	47,360	26,792	57,357
Less:
Interest income	4,481	5,972	9,707	12,985

EBITDA	$98,994	$252,207	$187,491	$336,518

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Americas

Operating income	$47,159	$92,216	$109,552	$113,835
Amortization expense related to net revenue backlog and customer relationships acquired	4,231	9,426	7,196	18,854
Integration costs related to acquisitions	3,416	12,022	8,789	23,621
Merger-related charges	—	2,877	—	34,732

Operating income, as adjusted	$54,806	$116,541	$125,537	$191,042

EMEA

Operating income	$27,244	$64,489	$35,224	$98,125
Integration costs related to acquisitions	218	533	426	1,057

Operating income, as adjusted	$27,462	$65,022	$35,650	$99,182

Asia Pacific

The Asia Pacific segment did not incur any one-time costs in the current or prior year period.

Global Investment Management

The Global Investment Management segment did not incur any one-time costs that impacted operating income (loss) in the current or prior year period.

Development Services

Operating loss	$(9,118)	$(11,225)	$(19,372)	$(21,955)
Amortization expense related to incentive fees acquired	—	325	—	1,566

Operating loss, as adjusted	$(9,118)	$(10,900)	$(19,372)	$(20,389)

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Americas
Net income	$11,334	$48,039	$26,289	$24,621
Add:
Depreciation and amortization	15,661	19,143	29,969	38,214
Interest expense	32,100	35,177	66,905	76,261
Royalty and management service income	(3,640)	—	(10,928)	—
Provision (benefit) for income taxes	10,254	17,503	21,418	(7,395)
Less:
Interest income	1,514	3,338	3,173	8,028
EBITDA	$64,195	$116,524	$130,480	$123,673

EMEA
Net income	$16,694	$53,176	$22,964	$77,502
Add:
Depreciation and amortization	3,750	3,129	6,985	6,078
Interest expense	609	420	967	499
Royalty and management service expense	1,612	—	5,888	—
Provision for income taxes	9,480	11,256	8,674	26,409
Less:
Interest income	704	802	2,366	6,543
EBITDA	$31,441	$67,179	$43,112	$103,945

Asia Pacific
Net income	$9,547	$14,143	$13,378	$17,475
Add:
Depreciation and amortization	1,872	1,596	3,625	3,028
Interest expense	1,962	957	2,892	1,568
Royalty and management service expense	1,660	—	4,225	—
Provision for income taxes	7,103	6,445	12,089	10,660
Less:
Interest income	316	83	699	175
EBITDA	$21,828	$23,058	$35,510	$32,556

Global Investment Management
Net (loss) income	$(14,312)	$27,029	$(12,109)	$43,526
Add:
Depreciation and amortization	848	652	1,647	1,272
Interest expense	1,027	744	1,367	1,639
Royalty and management service expense	368	—	815	—
(Benefit) provision for income taxes	(2,853)	12,964	(7,771)	34,160
Less:
Interest income	548	303	794	577
EBITDA	$(15,470)	$41,086	$(16,845)	$80,020

Development Services
Net loss	$(6,700)	$(1,252)	$(13,505)	$(10,012)
Add:
Depreciation and amortization	2,891	2,991	6,598	6,287
Interest expense	5,862	4,716	12,434	8,741
Benefit for income taxes	(3,654)	(808)	(7,618)	(6,477)
Less:
Interest income	1,399	1,287	2,675	2,215
EBITDA	$(3,000)	$4,360	$(4,766)	$(3,676)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007 (1)
Assets:
Cash and cash equivalents	$250,518	$342,874
Restricted cash	24,474	44,438
Receivables, net	940,900	1,081,653
Warehouse receivables (2)	183,295	255,777
Real estate assets(3)	964,052	697,032
Goodwill and other intangibles, net	2,753,416	2,578,814
Investments in and advances to unconsolidated subsidiaries	214,606	236,892
Deferred compensation assets	267,538	264,190
Other assets, net	840,706	740,903
Total assets	$6,439,505	$6,242,573
Liabilities:
Current liabilities, excluding debt	$1,241,936	$1,626,780
Warehouse lines of credit (2)	183,295	255,777
Revolving credit facility	404,730	227,065
Senior secured term loans	2,080,750	1,787,000
Other debt(4)	61,180	57,564
Notes payable on real estate (5)	586,401	466,032
Deferred compensation liability	267,275	278,266
Other long-term liabilities	280,903	291,933
Total liabilities	5,106,470	4,990,417

Minority interest	266,467	263,613

Stockholders’ equity	1,066,568	988,543
Total liabilities and stockholders’ equity	$6,439,505	$6,242,573

(1)

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets and liabilities at December 31, 2007 have been reclassified to conform to the presentation at June 30, 2008.

(2)	Represents Freddie Mac and Fannie Mae loan receivables, which are offset by the related non-recourse warehouse line of credit facility.
(3)	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
(4)	Includes a non-recourse revolving credit line balance of $46.5 million and $42.6 million in Development Services as of June 30, 2008 and December 31, 2007, respectively.
(5)	Represents notes payable on real estate in Development Services of which $2.0 million and $6.6 million are recourse to the Company as of June 30, 2008 and December 31, 2007, respectively.